CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Agreement") is entered into by and between J. Joseph Tyler ("Employee") and Versar, Inc. ("Versar" or the "Company"). The parties to this Agreement are hereafter referred to as “Parties.”

In consideration of the mutual covenants, agreements and representations contained herein, the adequacy of which is hereby acknowledged, the Parties hereto expressly and intentionally bind themselves as follows:

1.	Termination of Employment. The Parties agree that the Employee’s employment with the Company shall terminate on July 1, 2014, which is also known as the “Separation Date”. The Employee will be paid his earned compensation through and including the Separation Date, less any applicable taxes and deductions.

2.	Payments and Other Benefits.

(a)	In consideration for the Employee’s execution of this Agreement, the Company will provide the Employee with a lump sum payment of cash in lieu of the Four Thousand Six Hundred Sixty (4,660) Restricted Stock Units which have been awarded to Employee, but which have not yet vested (“the RSU Payment”), less any withholding and other taxes required by law, and Employee further understands and agrees that this RSU Payment is in excess of any and all claims for salary, personal leave time or any other form of compensation. The value of each RSU shall be calculated as of the end of the trading day on June 27, 2014.

(b)	Except as provided in this Agreement or as otherwise required under the terms of an applicable employee benefit plan, Employee agrees and acknowledges that his participation in any 401(k) Plan, short-term and long-term disability plans, or any other benefit plans made available to him as a Versar employee, and his participation in and entitlement to any and all other benefits in which he is currently enrolled, but which are not specifically addressed in this Agreement, will terminate on the Separation Date, except as otherwise provided in this Agreement.

(c)	Employee's participation, if any, in the Versar medical, dental, vision and other insurance plans shall cease as of the Separation Date unless, to the extent that Employee is eligible, he timely elects to receive medical and/or dental benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for himself and/or any qualifying beneficiaries.

(d)	Except as otherwise provided in this Agreement, Employee waives any right of participation in, or additional benefits under, the employee benefit, fringe benefit and compensation plans of Versar with respect to any period after the Separation Date.

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3.	Unused and Accrued Paid Time Off. The Employee shall be paid, consistent with Versar Policy Memo No. 3.2, all accrued but unused personal leave as of the Separation Date, up to a cap of 300 hours, less any applicable taxes and deductions. Such payments shall be made in accordance with Versar's regular payroll schedule.

4.	Employee’s Acknowledgements. The Employee acknowledges and agrees that once all payments are made according to this Agreement: (a) the Employee has received all compensation, wages, bonuses, commissions, vacation pay and benefits to which the Employee may be entitled, and no other compensation, wages, bonuses, commissions, vacation pay and benefits are due; (b) the Employee has not suffered any on-the-job injury for which he has not already filed a claim; and (c) nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by the Company or its officers, directors, employees or agents.

5.	Return of Property. The Employee hereby certifies that he has returned or will return with this executed Agreement, all Company property, including but not limited to PDAs, cardkey passes, instructional manuals, and other physical or personal property that the Employee received in connection with his employment with the Company.

6.	Non-Compete/Non-Solicitation. Employee recognizes that by virtue of his employment with the Company, he has been introduced to and involved in the solicitation and servicing of potential and existing customers of the Company. Employee understands and agrees that all efforts expended in soliciting and servicing such customers have been for the permanent benefit of the Company. Employee further recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees. In recognition of these issues and in consideration of the payments reflected in Section 2, the Employee agrees that:

(a)	Without the written consent of the Company, which shall not be unreasonably withheld, for a period of one (1) year after the Separation Date, the Employee shall not: (i) market, offer, sell or otherwise furnish any services that are related to an opportunity or engagement for which the Company is an actual or likely competitor, or (ii) have or acquire any interest, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, owner or otherwise, in nor provide services for any enterprise, business or venture engaged in or which proposes to engage in a business which is in competition with the Company;

(b)	Should Employee seek to pursue an employment opportunity or consulting engagement which may be prohibited under Section 6(a) herein, the Employee must submit to the Vice President, Contracts and Procurement, a completed Conflicts Form, a copy of which attached as Exhibit A, to obtain the Company’s consent. Should the Company fail to respond to a fully completed and properly submitted Conflicts Form within five (5) business days of submission, the Company shall be deemed to have waived any conflict or objection.

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(c)	For a period of one (1) year after the Separation Date, directly or indirectly solicit, divert, or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts of the Company which were contacted, solicited, or served by the Employee (or by those reporting to the Employee) while employed by or affiliated with the Company or about whom the Employee acquired any trade secret or Confidential Information, as defined below, during employment with the Company; or

(d)	For a period of two (2) years after the Separation Date, directly or indirectly recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship with, the Company.

It is not the intention of the Company to interfere with the employment opportunities of former employees except in those situations, described above, in which such employment would conflict with the legitimate interests of the Company.

7.	Release and Agreement Not to Sue. In exchange for the RSU Payment described herein, the Employee hereby agrees as follows:

(a)	Except as otherwise provided in this section, the Employee hereby releases the Company and all related entities, including but not limited to current and former managers, employees, parents, affiliates, subsidiaries, officers, directors, stockholders, trustees, agents, representatives, administrators, attorneys, insurers, fiduciaries, predecessors, successors and assigns, in their individual and/or representative capacities (hereinafter collectively referred to as the “Released Parties”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims and demands of any kind whatsoever (“Claims”) which he, or his heirs, executors, administrators, successors and assigns ever had, now have or may have against the Released Parties, whether known or unknown, and whether asserted or unasserted, (i) by reason of his employment and/or cessation of employment with the Company, (ii) his eligibility for severance, or (iii) otherwise involving facts which occurred on or prior to the date that this Agreement is signed by the Parties. The Employee agrees that such released Claims include, without limitation, any and all Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Equal Pay Act, the Rehabilitation Act of 1973, the Civil Rights Act 1866, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay), any state Human Rights Law and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or discrimination in employment including, but not limited to, discrimination based on sex, sexual orientation, race, national origin, religion, disability, veteran status, or age; any and all Claims under state contract or tort law; and any and all Claims for attorneys’ fees and costs. Notwithstanding the foregoing, this release does not cover any claims that cannot be waived by law, nor does this release interfere with or waive the Employee’s right to enforce this Agreement in a court of competent jurisdiction;

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(b)	The Employee agrees, to the fullest extent permitted by law, that he will not bring or participate in any lawsuits or claims against any Released Party for any released Claim. Notwithstanding the foregoing, this covenant not to sue does not preclude the Employee from filing a civil action or administrative proceeding under the Age Discrimination in Employment Act of 1967 or any statute that prohibits such a covenant not to sue. This Agreement shall also not be construed to prohibit the Employee from participating in any investigation or proceedings conducted by a government agency; however, the Employee agrees that he is waiving his right to monetary recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or relating to his employment with and/or separation from the Company; and

(c)	Nothing contained in this Agreement shall be deemed to preclude the Employee from providing truthful testimony or information pursuant to a valid court order or similar legal process; provided however, that prior to making any such disclosure, he will promptly notify the Company of such request or requirement so that the Company, if it so chooses, will have sufficient opportunity to seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief.

(d)	It is agreed and understood that this release is a GENERAL RELEASE to be construed in the broadest possible manner consistent with applicable law. The Employee hereby acknowledges and agrees that by signing this Agreement, he is signing this General Release.

8.	No Admission of Liability. The fact that the Company is offering the RSU Payment to the Employee should not be understood as nor is it intended to be an admission that the Company, any of its related entities or any Released Party, has violated the Employee’s rights (or the rights of anyone else) in any manner whatsoever.

9.	Confidentiality. In exchange for the RSU Payment and releases contained herein, the Employee agrees that he will not, unless required by law or otherwise allowed under this Agreement, disclose to anyone other than legal counsel any information regarding the following: the existence and the substance of this Agreement, the benefits being paid under it, or the fact of such payment, except that the Parties may disclose this information to their attorneys, accountants or other professional advisors to whom the Employee must make the disclosure in order for them to render professional services. The Employee will instruct them, however, to maintain the confidentiality of this information just as he must.

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The Employee also agrees not to disclose or otherwise use any Confidential Information, as defined below, belonging to the Company to any competitor, potential competitor, customer or vendor of the Company which the Employee learned or accessed during his employment with the Company. “Confidential Information” means any confidential, proprietary, or trade secret information relating to: the Company's business or operations; its plans, forecasts, strategies, prospects or objectives; its products, services, technology, processes or specifications; its research and development operations or plans; its customers and customer lists; its distribution, sales, service, support and marketing practices and operations; its supplier information; its financial conditions and results of operations; its pricing, pricing strategies and costs; its operational strengths and weaknesses; its personnel and compensation policies, procedures and transactions; and developments, and means of accessing confidential information which provides the Company with a competitive advantage. Confidential Information also includes information of any third parties regarding which the Company has accepted obligations of confidentiality. Confidential Information shall not include information which is or becomes publicly available on or after the date of disclosure to Employee, except as a direct result of a breach of this Agreement by Employee.

10.	Non-Disparagement. In exchange for the various consideration contained herein, the Parties respectively agree that they will not, unless required by law or otherwise allowed under this Agreement, make any disparaging statements, observations or opinions (whether oral or written) (collectively “Statements”), including but not limited to: (a)Statements to the Company’s employees, clients, customers, contractors or any other party, that disparage the reputation of the Company, its current and former managers, employees, directors, officers, representatives and affiliated persons and entities, or (b) Statements to any clients, customers, potential employers, or any other third parties that disparage the reputation of the Employee. Breach of this provision by either party shall be considered material.

11.	Injunctive Relief. In the event that the Employee breaches any obligations under this Agreement, or as otherwise imposed by law, the Company will be entitled to seek injunctive relief and to obtain all other relief provided by law or equity.

12.	Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the Commonwealth of Virginia, and the Employee and the Company hereby submit to and agree that the exclusive jurisdiction for any suit, action or proceeding involving this Agreement will be in the United States District Court for the Eastern District of Virginia or any local court located in Fairfax County in the Commonwealth of Virginia.

13.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, and any employment agreement that may have existed between the Parties is hereby terminated. By executing this Agreement, the Parties agree and acknowledge that except for the RSU Payment described in this Agreement, neither Party shall be entitled to any further consideration from the other. This Agreement may not be changed orally, but may be changed only in writing signed by all the Parties. All agreements and obligations made and undertaken by the Parties pursuant to the Agreement apply to and bind the Parties and each and all of its or his heirs, assigns, agents, attorneys, and/or representatives.

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14.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute but one and the same Agreement.

15.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. In case any part of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.	Taxes. The Employee agrees to pay federal and state taxes, if any, that are required by law to be paid by him with respect to any compensation or other payments received from the Company. The Employee further agrees to indemnify the Company for all claims and demands made on the Company, plus its reasonable attorneys’ fees and costs incurred, insofar as any of such matters are attributable to any tax obligation of the Employee.

17.	Advice of Counsel. The Employee acknowledges that he has been advised that he has the right to be represented by counsel. The Employee acknowledges that the decision to sign this Agreement is his alone and he acknowledges and agrees that the Company is under no obligation other than those imposed by this Agreement, and that he has entered into this Agreement and executed releases herein freely and voluntarily.

18.	Waiver. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation and shall not be deemed a waiver of any subsequent breach.

19.	Right to Revoke. Pursuant to the Age Discrimination in Employment Act (“ADEA”), the Employee has up to twenty-one (21) calendar days after the Separation Date to decide whether or not to sign this Agreement. The Employee agrees that if he decides not to take all that time that his reasons for doing so are entirely personal and not due to any pressure by Company. The Employee’s signature on this Agreement constitutes an express waiver of the 21-day period if he signs it before the 21-day period expires. The Company's offer of the RSU Payment in this Agreement is automatically revoked if the Employee has not signed the Agreement and returned it to the Company's Vice President of Human Resources within this 21-day period. In order to exercise his right to revoke the waiver of his ADEA claims, the Employee must provide written notice to Versar, c/o Alessandria Albers, Vice President of Human Resources, 6850 Versar Center, Springfield, VA, 22151, no later than 5:00 p.m. on the seventh day following his execution of the Agreement. The Employee agrees that, if he revokes this Agreement, it will not be effective or enforceable and he will not receive the consideration contemplated under this Agreement. The Agreement will become effective on the eighth calendar day after the Employee signs and does not revoke according to this provision.

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VERSAR, INC.

By:	/s/Jeffrey A. Wagonhurst
Jeffrey A. Wagonhurst
President and Chief Operating Officer

BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE (i) THAT I HAVE NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT; (ii) THAT I HAVE HAD AN OPPORTUNITY TO CONSIDER ALL OF THE TERMS OF THIS AGREEMENT WITH COUNSEL OF MY CHOICE; (iii) THAT I HAVE READ THIS AGREEMENT IN ITS ENTIRETY AND UNDERSTAND THE TERMS OF THE AGREEMENT; AND (iv) THAT I VOLUNTARILY AGREE TO THEM.

Agreed to this 26th day of June, 2014.

J. JOSEPH TYLER

Signed:	/s/ J.Joseph Tyler

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Exhibit A

Memorandum for Versar

Subject: Request for Consent for Proposed Tyler Group Engagement

The Tyler Group proposes to provide consulting services as follows:

1.	Entity Issuing Contract:

2.	Date Services Commence:

3.	Ultimate User/Client for the Services:

4.	Specific Scope of Services: (This must describe the specific services to be provided to the ultimate user, any potential situations that might result in direct competition with Versar, and whether Versar has been identified as an actual or potential provider of the services in question.)

Request Versar consent to provide these services. A response is requested within 5 business days or it will be assumed that consent to provide these services has been given.

J. Joseph Tyler

CEO

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